                                                                       EXHIBIT 2





                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            STERLING BANCSHARES, INC.

                                       AND

                         LONE STAR BANCORPORATION, INC.

                            DATED AS OF MARCH 1, 2001

                                TABLE OF CONTENTS


ARTICLE I CERTAIN DEFINITIONS...............................................................     2
   Section 1.01    Certain Definitions......................................................     2

ARTICLE II THE MERGER AND RELATED TRANSACTIONS..............................................     7
   Section 2.01    Merger...................................................................     7
   Section 2.02    Time and Place of Closing................................................     7
   Section 2.03    Effective Time...........................................................     8
   Section 2.04    Reservation of Right to Revise Transaction; Further Actions..............     8
   Section 2.05    Tax-Free Reorganization..................................................     8

ARTICLE III MERGER CONSIDERATION; EXCHANGE PROCEDURES.......................................     8
   Section 3.01    Merger Consideration.....................................................     8
   Section 3.02    Determination and Adjustment of Merger Consideration and
                   Exchange Ratio...........................................................     9
   Section 3.03    Company Stock Options....................................................    10

ARTICLE IV EXCHANGE OF SHARES...............................................................    11
   Section 4.01    Exchange Agent...........................................................    11
   Section 4.02    Exchange Procedures......................................................    11
   Section 4.03    Voting and Dividends.....................................................    12
   Section 4.04    No Further Ownership Rights in Company Common Stock......................    12
   Section 4.05    No Fractional Shares.....................................................    12
   Section 4.06    Termination of Exchange Fund.............................................    13
   Section 4.07    Escheat of Exchange Fund.................................................    13
   Section 4.08    Lost Certificates........................................................    13

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................    14
   Section 5.01    Organization, Standing and Authority.....................................    14
   Section 5.02    Company Common Stock.....................................................    14
   Section 5.03    Subsidiaries.............................................................    15
   Section 5.04    Authorization of Merger and Related Transactions.........................    16
   Section 5.05    Financial Statements and Regulatory Reports..............................    17
   Section 5.06    Absence of Undisclosed Liabilities.......................................    17
   Section 5.07    Tax Matters..............................................................    17
   Section 5.08    Allowance for Credit Losses..............................................    19
   Section 5.09    Other Regulatory Matters.................................................    19
   Section 5.10    Properties...............................................................    19
   Section 5.11    Compliance with Laws.....................................................    19
   Section 5.12    Employee Benefit Plans...................................................    20
   Section 5.13    Commitments and Contracts................................................    21
   Section 5.14    Material Contract Defaults...............................................    22
   Section 5.15    Legal Proceedings........................................................    23
   Section 5.16    Absence of Certain Changes or Events.....................................    23
   Section 5.17    Reports..................................................................    24


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
   Section 5.18    Insurance................................................................    24
   Section 5.19    Labor....................................................................    25
   Section 5.20    Material Interests of Certain Persons....................................    25
   Section 5.21    Registration Obligations.................................................    25
   Section 5.22    Brokers and Finders......................................................    25
   Section 5.23    State Takeover Laws......................................................    25
   Section 5.24    Environmental Matters....................................................    25
   Section 5.25    Loans....................................................................    26
   Section 5.26    Fiduciary Responsibilities...............................................    27
   Section 5.27    Patents, Trademarks and Copyrights.......................................    27
   Section 5.28    Company Action...........................................................    27
   Section 5.29    Dissenting Shareholders..................................................    27
   Section 5.30    Pooling of Interests.....................................................    28
   Section 5.31    Company Indebtedness.....................................................    28
   Section 5.32    Statements True and Correct..............................................    28
   Section 5.33    Representations Not Misleading...........................................    28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF STERLING.......................................    29
   Section 6.01    Organization, Standing and Authority.....................................    29
   Section 6.02    Sterling Capital Stock...................................................    29
   Section 6.03    Authorization of Merger and Related Transactions.........................    29
   Section 6.04    Financial Statements.....................................................    30
   Section 6.05    Sterling SEC Reports.....................................................    30
   Section 6.06    Regulatory Matters.......................................................    30
   Section 6.07    Legal Proceedings........................................................    31
   Section 6.08    Compliance with Laws.....................................................    31
   Section 6.09    Sterling Employee Benefit Plans..........................................    31
   Section 6.10    Representations Not Misleading...........................................    32
   Section 6.11    Statements True and Correct..............................................    32
   Section 6.12    Brokers and Finders......................................................    32

ARTICLE VII CONDUCT OF THE COMPANY'S BUSINESS...............................................    33
   Section 7.01    Conduct of Business Prior to the Effective Time..........................    33
   Section 7.02    Forbearances.............................................................    34

ARTICLE VIII ADDITIONAL AGREEMENTS..........................................................    36
   Section 8.01    Access and Information...................................................    36
   Section 8.02    Registration Statement and Proxy Statement...............................    37
   Section 8.03    Company Shareholder's Meeting............................................    37
   Section 8.04    Filing of Regulatory Approvals...........................................    38
   Section 8.05    Press Releases...........................................................    38
   Section 8.06    Company Options..........................................................    38
   Section 8.07    Miscellaneous Agreements and Consents....................................    39
   Section 8.08    Affiliates Letters.......................................................    39
   Section 8.09    Indemnification..........................................................    39
   Section 8.10    Certain Change of Control Matters........................................    40
   Section 8.11    Employee Benefits........................................................    41


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
   Section 8.12    Certain Actions..........................................................    41
   Section 8.13    No Solicitation..........................................................    41
   Section 8.14    Termination Fee..........................................................    43
   Section 8.15    Accruals.................................................................    43
   Section 8.16    Certain Agreements.......................................................    44
   Section 8.17    Release Agreements.......................................................    44
   Section 8.18    Financial Statements.....................................................    44
   Section 8.19    NASDAQ Listing...........................................................    44
   Section 8.20    Post-Closing Actions.....................................................    44
   Section 8.21    Delivery of Company Disclosure Schedule..................................    44
   Section 8.22    Combined Report..........................................................    45
   Section 8.23    Notification; Updated Disclosure Schedules...............................    45
   Section 8.24    Future Board Representation..............................................    45

ARTICLE IX CONDITIONS TO MERGER.............................................................    46
   Section 9.01    Conditions to Each Party's Obligation to Effect the Merger...............    46
   Section 9.02    Conditions to Obligations of The Company to Effect the Merger............    47
   Section 9.03    Conditions to Obligations of Sterling and Merger Sub to Effect the Merger    48

ARTICLE X TERMINATION.......................................................................    49
   Section 10.01   Termination..............................................................    49
   Section 10.02   Effect of Termination....................................................    50
   Section 10.03   Non-Survival of Representations, Warranties and Covenants................    50
   Section 10.04   Termination Relating to Company Disclosure Schedule......................    50

ARTICLE XI GENERAL PROVISIONS...............................................................    50
   Section 11.01   Expenses.................................................................    50
   Section 11.02   Entire Agreement; Parties in Interest....................................    51
   Section 11.03   Amendments...............................................................    51
   Section 11.04   Waivers..................................................................    51
   Section 11.05   No Assignment............................................................    51
   Section 11.06   Notices..................................................................    51
   Section 11.07   Specific Performance.....................................................    52
   Section 11.08   Governing Law............................................................    52
   Section 11.09   Counterparts.............................................................    52
   Section 11.10   Captions.................................................................    52
   Section 11.11   Severability.............................................................    53


Attachments:

         Annex A. Form of Noncompete Agreement.

         Annex B  Form of Affiliate Letter.

         Annex C. Form of Release Agreement.

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 1, 2001, is by and between STERLING BANCSHARES, INC. ("Sterling"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and LONE STAR BANCORPORATION, INC., a Texas corporation and a registered bank holding company under the BHCA (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I.


                                   WITNESSETH:

         WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Sterling will acquire the Company through the merger of the Company with a to-be-formed subsidiary ("Merger Sub") of Sterling to be added as a party to this Agreement after the date hereof, or by such other means as provided for herein (the "Merger"); and

         WHEREAS, pursuant to the Merger, and upon the terms and subject to the conditions of this Agreement, each issued and outstanding share of Company Common Stock (other than the Dissenting Shares) will be converted into the right to receive shares of Sterling Common Stock; and

         WHEREAS, (i) the respective Boards of Directors of Sterling and the Company have each determined that this Agreement, the Merger and the transactions contemplated hereby are in the best interests of their respective companies and shareholders and have approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) the Board of Directors of the Company has unanimously (a) determined, based upon such factors as it considers material and the opinion of The Charles T. Meeks Company, Inc., its financial advisor, that the consideration to be paid for the outstanding shares of Company Common Stock is fair to the shareholders of the Company and (b) resolved to recommend to the shareholders of the Company that they vote in favor of adoption of this Agreement, and (iii) Sterling, as the parent of the Merger Sub, has approved and adopted this Agreement, the Merger and the transactions contemplated hereby; and

         WHEREAS, to induce Sterling to enter into this Agreement and for the consideration set forth therein, the Key Company Officials have agreed, concurrently with the execution of this Agreement, to execute and deliver respective Noncompete Agreements to Sterling, in the form attached hereto as Annex A;

         WHEREAS, after the Merger, Sterling intends to effect the merger (the "Bank Merger") of Lone Star Bank, a wholly owned subsidiary of Lone Star Bancorporation of Delaware, Inc., a Delaware corporation (the "Delaware Company") and an indirect wholly owned subsidiary of the Company (the "Bank"), with and into Sterling Bank, a wholly owned subsidiary of Sterling Bancorporation, Inc., a Delaware corporation ("Bancorporation") and an indirect wholly owned subsidiary of Sterling ("Sterling Bank"), with Sterling Bank as the surviving bank;

         WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization, pursuant to Section 368 of the Code; and

         WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interest in accordance with APB Opinion 16; and

         WHEREAS, Sterling and the Company desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and the related transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                               CERTAIN DEFINITIONS

         Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition Proposal" shall have the meaning set forth in Section
8.13.

         "Acquisition Transaction" shall have the meaning set forth in Section 8.13.

         "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

         "Affiliate Letter" shall have the meaning set forth in Section 8.08.

         "Agreement" shall have the meaning set forth in the introduction hereto.

         "APB Opinion 16" shall mean Accounting Principles Board Opinion No. 16.

         "Approvals" shall mean any and all filings, permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

         "Authorizations" shall have the meaning set forth in Section 5.01.

         "Average Closing Price" shall have the meaning set forth in Section 3.02(b).

         "BHCA" shall have the meaning set forth in the introduction to this Agreement.

         "Bancorporation" shall have the meaning set forth in the recitals to this Agreement.

         "Bank" shall have the meaning set forth in the recitals to this Agreement.

         "Bank Merger" shall have the meaning set forth in the recitals to this Agreement.



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         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

         "Certificates" shall have the meaning set forth in Section 4.02.

         "Closing" shall have the meaning set forth in Section 2.02.

         "Closing Date" shall have the meaning set forth in Section 2.02.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Commissioner" shall mean the Texas Banking Commissioner.

         "Company" shall have the meaning set forth in the introductory paragraph to this Agreement.

         "Company Benefit Plans" shall have the meaning set forth in Section
5.12.

         "Company Board" shall mean the Board of Directors of the Company.

         "Company Common Stock" shall mean the common stock, par value $1.00 per share, of the Company.

         "Company Disclosure Schedule" shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by the Company to Sterling prior to the execution of this Agreement.

         "Company ERISA Plan" shall have the meaning set forth in Section 5.12.

         "Company Financial Statements" shall have the meaning set forth in
Section 5.05.

         "Company Indebtedness" shall mean all liabilities, indebtedness or obligations of the Company, and its Subsidiaries, on a consolidated basis (i) for borrowed money or loans, (ii) constituting an obligation to pay the deferred purchase price of property or services, (iii) which (A) under GAAP should be shown on the Company's balance sheet as a liability, and (B) are payable more than one year from the date of creation, or (iv) constituting principal under leases capitalized in accordance with GAAP; provided that the term shall not include deposits of Lone Star Bank.

         "Company Material Adverse Effect" shall have the meaning set forth in
Section 5.01.

         "Company Options" shall have the meaning set forth in Section 3.03.

         "Company Shareholders' Meeting" shall have the meaning set forth in
Section 5.32.

         "Company Stock Plan" shall have the meaning set forth in Section 5.12.

         "Condition" shall have the meaning set forth in Section 5.01.

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         "Dissenting Share" shall have the meaning set forth in Section 3.01.

         "Effective Time" shall have the meaning set forth in Section 2.03.

         "Employee" shall mean any current or former employee, officer or director, independent contractor or retiree of the Company, its Subsidiaries and any dependent or spouse thereof.

         "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as a Hazardous Substance, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         "ERISA" shall have the meaning set forth in Section 5.12.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 4.01.

         "Exchange Fund" shall have the meaning set forth in Section 4.01.

         "Exchange Ratio" shall have the meaning set forth in Section 3.02(c).

         "Expenses" shall have the meaning set forth in Section 8.14.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

         "GAAP" shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

         "Hazardous Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "hazardous material," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to applicable Environmental Laws and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde.

         "Indemnified Party" shall have the meaning set forth in Section 8.09.

         "Key Company Officials" shall mean H. Dane Grant, Bill W. Davis, W. Lee Stein, Arved E. White, Sam D. Amspoker, Daniel F. Boyles, Jack E. Sheffield and Lee G. Jauer.

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         "Law" shall mean any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree;

         "Liens" shall have the meaning set forth in Section 5.03.

         "Maximum Amount" shall have the meaning set forth in Section 8.09.

         "Merger" shall have the meaning set forth in the recitals to this Agreement.

         "Merger Consideration" shall mean the shares of Sterling Common Stock issuable in accordance with Section 3.01(a), subject to the payment of cash paid in lieu of fractional shares to be issued by Sterling in the Merger in accordance with Section 3.01(d) and Section 4.05.

         "Merger Consideration Adjustment" shall have the meaning set forth in
Section 3.02(b).

         "Merger Sub" shall have the meaning set forth in the recitals to this Agreement.

         "NASDAQ" shall mean the NASDAQ National Market of the National Association of Securities Dealers, Inc.

         "Noncompete Agreements" shall mean the Noncompete Agreements in the form of Annex A attached hereto executed by the Key Company Officials.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "Order" shall mean any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent).

         "Permitted Liens" shall mean (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business, (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens, restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of the Company or its Subsidiaries or the Company's consolidated financial condition or consolidated results of operations.

         "Person" or "person" shall mean any individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Preliminary Merger Consideration" shall have the meaning set forth in
Section 3.02.

         "Proxy Statement" shall have the meaning set forth in Section 5.32.

         "Registration Statement" shall have the meaning set forth in Section 5.32.

         "Regulatory Agreement" shall have the meaning set forth in Section
5.11.

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         "Regulatory Authorities" shall have the meaning set forth in Section
5.11.

         "Regulatory Reporting Document" shall have the meaning set forth in
Section 5.05.

         "Remedies Exception" shall mean any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         "Reports" shall have the meaning set forth in Section 5.17.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sterling" shall have the meaning set forth in the introduction to this Agreement.

         "Sterling Bank" shall have the meaning set forth in the recitals to this Agreement.

         "Sterling Common Stock" shall mean the common stock, par value $1.00 per share of Sterling.

         "Sterling Disclosure Schedule" shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by Sterling to the Company prior to the execution of this Agreement.

         "Sterling Financial Statements" shall have the meaning set forth in
Section 6.04.

         "Sterling Material Adverse Effect" shall have the meaning set forth
Section 6.01.

         "Sterling SEC Reports" shall have the meaning set forth in Section
6.05.

         "Subsidiary" shall mean, in the case of either Sterling or the Company, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

         "Superior Proposal" shall have the meaning set forth in Section 10.01.

         "Surviving Corporation" shall have the meaning set forth in Section
2.01.

         "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto.

         "Taxable Period" shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

         "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes the Company or any of its Subsidiaries.

         "TBCA" shall mean the Texas Business Corporation Act, as amended.

         "Termination Fee" shall have the meaning set forth in Section 8.14.

                                   ARTICLE II
                       THE MERGER AND RELATED TRANSACTIONS

         Section 2.01 Merger.

         (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA, at the Effective Time, the Company shall be merged with and into the Merger Sub. As a result of the Merger, the separate existence of the Company shall thereupon cease, and the Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and as a subsidiary of Sterling.

         (b) The articles of incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation.

         (c) The bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

         (d) The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and the officers of the Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         (e) The Merger shall have the effects set forth in the TBCA.

         Section 2.02 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Andrews & Kurth L.L.P. in Houston, Texas on the date (the "Closing Date") that the Effective Time occurs, or at such other time, and at such place, as may be agreed to in writing by the parties hereto.

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         Section 2.03 Effective Time. On the Business Day selected by Sterling occurring within ten (10) Business Days following the date on which the expiration of all applicable waiting periods in connection with approvals of governmental authorities necessary to effectuate the Merger occurs and all conditions to the consummation of this Agreement are satisfied or waived, unless an earlier or later date has been agreed by the parties, appropriate articles or certificates of merger shall be executed and filed in accordance with the TBCA, and the Merger provided for herein shall become effective upon such filing or at such time as may be specified in such articles or certificates of merger. The time of such filing or such later effective time is herein called the "Effective Time."

         Section 2.04 Reservation of Right to Revise Transaction; Further
Actions.

         (a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, if Sterling notifies the Company in writing prior to the Closing that Sterling prefers to change the method of effecting the acquisition of the Company by Sterling (including, without limitation, the provisions as set forth in Article II) the parties hereto shall forthwith execute an appropriate amendment or restatement of this Agreement to reflect such changes; provided, however, that no such change shall (i) alter or change the amount or the kind of the consideration to be received by the holders of Company Common Stock as provided for in this Agreement, (ii) take the form of an asset purchase, (iii) adversely affect the tax treatment to the Company shareholders as a result of receiving the Merger Consideration, or (iv) adversely affect the timing of the Closing of the Merger.

         (b) In addition, the parties hereto agree that if Sterling so determines, each of the parties will execute such additional agreements and documents and take such other actions as Sterling determines necessary or appropriate to facilitate the Merger and the acquisition of the Company by Sterling, including, without limitation, entering into agreements to facilitate the Bank Merger.

         Section 2.05 Tax-Free Reorganization. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

                                  ARTICLE III
                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

         Section 3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder:

         (a) Except as provide in Section 3.01(c), Section 3.01(d) and Section 3.01(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a fractional number of shares of Sterling Common Stock equal to the Exchange Ratio calculated in accordance with Section 3.02.

         (b) Each of the shares of common stock of the Merger Sub issued and outstanding immediately before the Effective Time shall continue to be issued and outstanding as one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (c) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Sterling, Bancorporation or any direct or indirect wholly owned Subsidiary of Sterling or the Company immediately prior to the Effective Time shall be canceled without any conversion and no payment or distribution shall be made with respect thereto.

         (d) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Sterling Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in accordance with
Section 4.05 hereof. No such holder will be entitled to dividends, voting rights or other rights as a shareholder in respect of any fractional share.

         (e) Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock, the holder of which shall have complied with the provisions of Article 5.12 of the TBCA as to appraisal rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive the Merger Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Article 5.12 of the TBCA; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the TBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such
Article 5.12, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Article 5.12, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Article 5.12 and each such Dissenting Share shall thereupon be converted into and shall represent the right to receive the Merger Consideration therefor. The Company shall give Sterling
(i) prompt notice of any written objections to the Merger submitted to the Company in accordance with Article 5.12, attempted withdrawals of such objections, and any other instruments served pursuant to applicable law received by the Company relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. The Company shall not, except with the prior written consent of Sterling, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

         Section 3.02 Determination and Adjustment of Merger Consideration and Exchange Ratio.

         (a) Based and conditioned upon the exercise or termination of all the Company's outstanding stock options prior to the Effective Time, all of the issued and outstanding shares of the Company's Common Stock shall be converted as of the Effective Time into the right to receive an aggregate of 1,760,000 shares of Sterling Common Stock (the "Preliminary Merger Consideration"), subject to the adjustments described in this Section 3.02.

         (b) The Preliminary Merger Consideration shall be reduced if the Company Indebtedness outstanding as of the Effective Time (principal, interest and other charges) exceeds $2,000,000. The Preliminary Merger Consideration will be decreased by the number of shares of Sterling Common Stock (such number of shares being referred to herein as the "Merger Consideration Adjustment") determined by dividing (i) an amount equal to the sum of the Company Indebtedness outstanding as of the Effective Time less $2,000,000, by (ii) the Average Closing Price. As used herein, the "Average Closing Price" shall mean the average closing price per share of the Sterling Common Stock (rounded to the nearest cent) on the Nasdaq (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Sterling) for the ten consecutive trading days in which such shares are quoted on the Nasdaq ending on the second trading day immediately prior to the Effective Time.

         (c) For purposes of this Agreement, the term "Exchange Ratio" shall mean the amount, calculated as of the Closing Date, that is equal to the quotient (calculated to the nearest five (5) decimal places) of a fraction, of which (i) the numerator is equal to the sum of (A) Preliminary Merger Consideration, less (B) the Merger Consideration Adjustment, and (ii) the denominator is equal to the total issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (including all shares of Company Common Stock issued upon exercise of the Company Options, but excluding the shares of Company Common Stock to be cancelled pursuant to Section 3.01(c)).

         (d) The Exchange Ratio and the Preliminary Merger Consideration will be adjusted appropriately to reflect any stock dividends, splits, recapitalizations or other similar transactions with respect to the Sterling Common Stock where the record date occurs prior to the Effective Time.

         Section 3.03 Company Stock Options.

         (a) Prior to the Closing Date, the Company shall (i) cause each unexpired and unexercised option as set forth in Section 5.02 of the Company Disclosure Schedule ("Company Options") to either be (A) exercised and fully paid at an exercise price between $3.90 and $4.20 per share and converted into shares of Company Common Stock, or (B) terminated, and (ii) cause the Company's Nonqualified Stock Option Plan to be terminated. The Company shall not permit any holder of the Company Options to exercise such Company Option by any means other than the payment of the exercise price thereof in cash, unless the Company is contractually obligated to do so. With respect to any such holder, the Company shall use its best efforts to encourage such holder to exercise such Company Option by payment in cash.

         (b) The Company shall take all actions necessary or reasonably requested by Sterling to ensure that following the Effective Time, no holder of any Company Option will have any right thereunder to acquire any equity securities of the Company, Sterling or any of their respective Subsidiaries or any right to payment in respect of any such securities of the Company except for payment of the Merger Consideration with respect to the shares of Company Common Stock into which such Company Options are converted prior to the Effective Time.

                                   ARTICLE IV
                               EXCHANGE OF SHARES

         Section 4.01 Exchange Agent. As of the Effective Time, Sterling shall deposit with a bank or trust company designated by Sterling and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, certificates representing the shares of Sterling Common Stock included within the Merger Consideration issuable pursuant to Section 3.01 and Section
3.02 in exchange for outstanding shares of the Company Common Stock, (such shares of Sterling Common Stock, together with any dividends or distributions with respect thereto paid in respect of a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Sterling, deliver the Merger Consideration contemplated to be issued pursuant hereto out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

         Section 4.02 Exchange Procedures. Within five Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates"), other than shares canceled in accordance with Section 3.01(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Sterling shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Sterling), together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate(s) shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Sterling Common Stock which such holder has the right to receive pursuant to the provisions of Section 3.01 and cash in lieu of fractional shares of Sterling Common Stock as contemplated by
Section 3.01(d), and the Certificate(s) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the appropriate number of shares of Sterling Common Stock may be issued to a transferee if the Certificate(s) representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Sterling Common Stock and cash in lieu of any fractional shares of Sterling Common Stock as contemplated by Section 3.01(d) and Section
4.05. The Certificate(s) for Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Sterling shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate(s) formerly representing shares of Company Common Stock for exchange as provided in this
ARTICLE IV. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of Sterling Common Stock until Sterling has received a written agreement from such person as provided in Section 8.08. If any certificate for shares of Sterling Common Stock, or any check representing cash or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

         Section 4.03 Voting and Dividends. Former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of Sterling shareholders the number of whole shares of Sterling Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Certificates representing Company Common Stock for certificates representing Sterling Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.01, each Certificate theretofore representing shares of the Company Common Stock (other than shares to be canceled pursuant to Section 3.01) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, as set forth in this Agreement. Former shareholders of record of the Company shall be entitled to any dividends paid to holders of record of Sterling Common Stock after the Effective Time, provided that no dividend or other distribution payable to the holders of record of Sterling Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any Certificate representing shares of Company Common Stock issued and outstanding at the Effective Time until such holder physically surrenders such Certificate for exchange as provided in Section 4.01, promptly after which time all such dividends or distributions shall be paid (without interest).

         Section 4.04 No Further Ownership Rights in Company Common Stock. All shares of Sterling Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares of Sterling Common Stock pursuant to Section 3.01(d) and Section 4.05) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

         Section 4.05 No Fractional Shares. No certificates or scrip representing fractional shares of Sterling Common Stock shall be issued upon the surrender for exchange of certificates for Company Common Stock pursuant to this
ARTICLE IV, and no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to any voting or other rights of a security holder of Sterling. In lieu of any fractional security, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Sterling Common Stock upon surrender of the certificate(s) for such Company Common Stock for exchange pursuant to this
ARTICLE IV will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the amount of the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 4.05, on behalf of all such holders, of the aggregate fractional shares of Sterling Common Stock issued pursuant to ARTICLE III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of
(A) the number of whole shares of Sterling Common Stock delivered to the Exchange Agent by Sterling pursuant to Section 4.01 over (B) the aggregate number of whole shares of Sterling Common Stock to be distributed to holders of Company Common Stock pursuant to ARTICLE III (such excess being herein called the "Excess Securities") and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Securities at the prevailing prices on the NASDAQ. The sale of the Excess Securities by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Sterling shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities have been distributed to the former shareholders of Company, the Exchange Agent will hold such proceeds and dividends in trust for such former shareholders. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

         Section 4.06 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Sterling upon demand, and any shareholders of the Company who have not theretofore complied with this
Article IV shall thereafter look only to Sterling for payment of their claim for the Merger Consideration.

         Section 4.07 Escheat of Exchange Fund. None of Sterling, the Merger Sub, the Company, or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such Certificate shall, at such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

         Section 4.08 Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Sterling or the Exchange Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Agreement.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Sterling and the Merger Sub as follows:

         Section 5.01 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations, business, properties (the "Condition") of the Company and any of its Subsidiaries or on the ability of the Company or its Subsidiaries to consummate the transactions contemplated hereby (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. The Company is duly registered as a bank holding company under the BHCA. The Company has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, franchises, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of its Articles of Incorporation and bylaws, as amended or restated to the date hereof. Such Articles of Incorporation and bylaws, as amended, are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

         Section 5.02 Company Common Stock.

         (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, par value $1.00 per share, and 1,000,000 shares of Company Preferred Stock, par value $1.00 per share. As of the date hereof,
(i) 1,807,500 shares of Company Common Stock were issued and outstanding, (ii) zero (0) shares of Company Common Stock were held by the Company in its treasury, (iii) 192,500 shares of Company Preferred Stock were reserved for issuance pursuant to stock options granted and outstanding under the Company's Nonqualified Stock Option Plan and options issued outside of any plan, and (iv) zero (0) shares of Company Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options will be, when issued, duly authorized, validly issued and fully paid and nonassessable. None of the outstanding shares of Company Common Stock has been, nor will any shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options be issued, in violation of any preemptive rights or any provision of the Company's Articles of Incorporation or bylaws. As of the date of this Agreement, no shares of Company Common Stock have been reserved for any purpose except as set forth above or in
Section 5.02 of the Company Disclosure Schedule.

         (b) Except as set forth in Section 5.02(a) above or Section 5.02 of the Company Disclosure Schedule, there are no (i) equity securities of the Company outstanding, (ii) outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, (iii) outstanding notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote, or (iv) outstanding stock appreciation rights or other rights to redeem for cash any options, warrants or other securities of the Company. There are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of the Company, and there are no agreements, understandings or commitments relating to the right of the Company or any of its Subsidiaries to vote or to dispose of any such shares.

         (c) Except as set forth in Section 5.02 of the Company Disclosure Schedule, there are no securities required to be issued by the Company under any Company Stock Plan, dividend reinvestment or similar plan.

         (d) Except as set forth in Section 5.02 of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no agreements, arrangements or commitments with any character pursuant to which any Person is or may be entitled to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

         (e) There are no restrictions applicable to the payment of dividends on any shares of the Company Common Stock except pursuant to the TBCA and applicable banking laws and regulations and all dividends and distributions declared prior to the date hereof have been fully paid.

         Section 5.03 Subsidiaries. Section 5.03 of the Company Disclosure Schedule contains a complete list of the Company's Subsidiaries. All of the outstanding shares of each Subsidiary are owned by the Company and no equity securities are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of any claim, lien, pledge or encumbrance of whatsoever kind ("Liens"). Each Subsidiary
(i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Company Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of each of its Subsidiaries' certificates or articles of incorporation and bylaws, or equivalent organizational documents, as amended or restated to the date hereof. Such certificates or articles or incorporation and bylaws, as amended, and equivalent organizational documents of Subsidiary are in full force and effect. None of the Subsidiaries is in violation of any provision of its certificate or articles of incorporation or bylaws or equivalent organizational documents. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interests in any corporation, limited liability company, partnership, joint venture or other entity.

         Section 5.04 Authorization of Merger and Related Transactions.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, including unanimous approval of the Merger by the Company Board, subject to the approval of the Merger by the shareholders of the Company to the extent required by applicable law. The only shareholder approval required for the approval of the Merger is the approval of two-thirds of the outstanding shares of Company Common Stock. This Agreement, subject to any requisite shareholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Remedies Exception.

         (b) Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of the Company or the comparable documents of any of its Subsidiaries, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject or (iii) subject to receipt of the requisite approvals referred to in
Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or any of their properties or assets.

         (c) Other than consents, authorizations, approvals or exemptions required from the Commissioner, the FDIC, or the Federal Reserve Board and the filing of articles of merger in accordance with the TBCA, no notice to, filing with, authorization of, exemption by, or consent or approval of any governmental body, authority or other Person is necessary for the consummation by the Company of the Merger, the resulting change of control of its Subsidiaries, and the other transactions contemplated by this Agreement.

         Section 5.05 Financial Statements and Regulatory Reports.

         (a) The Company (i) has delivered to Sterling copies of the audited consolidated balance sheets and the related audited consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules) of the Company and its consolidated Subsidiaries as of and for the periods ended December 31, 1998 and December 31, 1999, together with the report thereof of Gainer, Donnelley & Desroches, L.C., and of the unaudited balance sheet and the related unaudited statement of income, as of and for the twelve
(12) months ended December 31, 2000 (the "Company Financial Statements"), and
(ii) has furnished Sterling with a true and complete copy of each material report filed by the Company with the Federal Reserve Board or by any of its Subsidiaries with any Regulatory Authorities from and after January 1, 1997 (each a "Regulatory Reporting Document"), which are all the material documents that the Company or any of its Subsidiaries was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

         (b) The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the Company and its Subsidiaries, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements for the twelve (12) months ended December 31, 2000 to normal recurring year-end adjustments and except for the absence of certain footnote information in such unaudited interim financial statements. Neither Gainer, Donnelley & Desroches, L.C., nor any other firm of independent certified public accountants has prepared or delivered to the Company any management letters that express any material concerns or issues regarding the Company's internal controls, accounting practices or financial conditions since January 1, 1997.

         Section 5.06 Absence of Undisclosed Liabilities. Except as set forth in
Section 5.06 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in an amount equal to, or in excess of, $50,000, in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000, included in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 2000, in the ordinary course of business consistent with past practice and have been fully accrued and reserved for on the books of the Company as of the date hereof. Since December 31, 2000, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Company Material Adverse Effect.

         Section 5.07 Tax Matters. Except as set forth in Section 5.07 of the Company Disclosure Schedule:

         (a) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such Tax Returns filed are complete and accurate in all material respects and all Taxes payable by or with respect to the Company and its Subsidiaries for the periods covered by such Tax Returns have been timely paid in full or are adequately reserved for in accordance with GAAP on the December 31, 2000 financial statements included in the Company Financial Statements. With respect to the periods for which Tax Returns have not been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all Taxes.

         (b) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately provided for on the Company Financial Statements and no request for waivers of the time to assess any such Taxes has been granted or are pending. Neither the Company nor any Subsidiary is involved in any audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

         (c) Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

         (d) Adequate provision for any Taxes due or to become due for the Company and any of its Subsidiaries for any period or periods through and including December 31, 2000, has been made, in accordance with GAAP, and is reflected on the December 31, 2000 financial statements included in the Company Financial Statements. Deferred Taxes of the Company and its Subsidiaries have been provided for in the Company Financial Statements in accordance with GAAP. None of the assets or properties of the Company or any of its Subsidiaries is subject to any material Tax lien, other than such liens for Taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained in accordance with GAAP.

         (e) The Company and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. The Company and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

         (f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

         (g) No consent has been filed under Section 341(f) of the Code with respect to the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries owns any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; none of the assets of the Company or any of its Subsidiaries is required to be treated as being owned by some other person pursuant to Section 168(f)(8) of the Code; neither the Company nor any of its Subsidiaries is a United States real property holding company under

Section 897 of the Code; and no debt of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

         Section 5.08 Allowance for Credit Losses. Each allowance for credit losses shown in the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2000, and included in the Company Financial Statements, complies in all material respects with GAAP.

         Section 5.09 Other Regulatory Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.01(b).

         Section 5.10 Properties. Except as set forth in Section 5.10 of the Company's Disclosure Schedule, the Company and its Subsidiaries have good and indefeasible title, free and clear of all Liens except Permitted Liens, to all their properties and assets whether tangible or intangible, real, personal or mixed, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practices since the date of the Financial Statements. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the Company or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. All of the Company's and its Subsidiaries' equipment in regular use has been well maintained and is in good, serviceable condition, reasonable wear and tear excepted, except where a failure to so maintain or to be in such condition would not have a Company Material Adverse Effect.

         Section 5.11 Compliance with Laws. Except as set forth in Section 5.11 of the Company Disclosure Schedule:

         (a) Each of the Company and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures, except for failures to comply which will not result in a Company Material Adverse Effect.

         (b) Neither the Company nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including the Federal Reserve Board, the FDIC, the Commissioner, the SEC and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that since January 1, 1997, the Company or any of its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of the Company or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of the Company or any of its Subsidiaries, (iii) requiring or threatening to require the Company or any of its Subsidiaries, or indicating that the Company or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence being herein referred to as a "Regulatory Agreement"). Neither the Company nor any Subsidiary has received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

         (c) Since January 1, 1997, neither the Company nor any of its Subsidiaries has been a party to any effective Regulatory Agreement.

         (d) Neither the Company nor any of its Subsidiaries is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to the Company Board or the employment of an individual as a senior executive officer.

         Section 5.12 Employee Benefit Plans. Except as set forth in Section
5.12 of the Company Disclosure Schedule:

         (a) The Company has delivered to Sterling prior to the execution of this Agreement true and complete copies (and, in the case of each material plan, financial data with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated, and trust agreements and insurance contracts under or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent, secondary or otherwise (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." Any of the Company Benefit Plans pursuant to which the Company is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of the Company or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of the Company or any of its Subsidiaries, is referred to herein as a "Company Stock Plan." No Company Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. The Company has set forth in Section 5.12 of the Company Disclosure Schedule (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company ERISA Plans, (iii) a list of the Company Benefit Plans that are Company Stock Plans and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under Company Stock Plans.

         (b) From their inception, all the Company Benefit Plans have been and are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, including the terms of such plans, the breach or violation of which, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect.

         (c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statements in accordance with GAAP. No Company ERISA Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

         (d) Neither the Company nor any of its Subsidiaries has any obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise. There are no restrictions on the rights of the Company or its Subsidiaries to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

         (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No amounts payable under any Company Benefit Plan will be nondeductible pursuant to either Section 280G or 162(m) of the Code.

         (f) Neither the Company, any Subsidiary, nor any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code).

         (g) All Company Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no written agreements or, to the Company's knowledge, any oral agreements, regarding increases in benefits (whether expressed or implied) under any of these plans, nor, to the Company's knowledge, any obligations, commitments, or understanding to continue any of these plans (whether expressed or implied) except as required by Section 4980B of the Code and Sections 601-608 of ERISA.

         (h) There are no claims pending with respect to, or under, any Company Benefit Plan other than routine claims for plan benefits, and there is no litigation pending, or to the knowledge of the Company or any Subsidiary, any disputes or litigation threatened with respect to any such plans.

         Section 5.13 Commitments and Contracts. Except as set forth in Section
5.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

         (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employee, including in any such person's capacity as a consultant (other than those which either

(i) are terminable at will by the Company or such Subsidiary without requiring any payment by the Company, (ii) do not involve payments with a present value of more than $10,000 individually or $50,000 in the aggregate by the Company or such Subsidiary during the remaining term thereof without giving effect to extensions or renewals of the existing term thereof which may be made at the election or with the consent or concurrence of the Company, or (iii) which were approved by the Company Board prior to December 31, 2000 and which have been previously disclosed to Sterling;

         (b) any labor contract or agreement with any labor union;

         (c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of the Company or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

         (d) any other contract or agreement for which the Company or any Subsidiary was or is required to obtain the approval of any Regulatory Authority prior to becoming bound or to consummating the transactions contemplated thereby;

         (e) any lease, sublease, license, contract and agreement which obligates or may obligate the Company or any Subsidiary for an amount in excess of $5,000 annually or which have a current term of one year or longer; provided, however, that the foregoing shall not include (i) loans made by, repurchase agreements made by, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company and any of its Subsidiaries, and (ii) any lease, sublease, license, contract or agreement which may be terminated by the Company, without penalty, upon thirty (30) day's or less prior written notice;

         (f) any contract requiring the payment of any penalty, termination or other additional amounts as "change of control" payments or otherwise as a result of the transactions contemplated by this Agreement, or providing for the vesting or accrual of benefits or rights upon a "change of control" or otherwise as a result of the transactions contemplated by this Agreement;

         (g) any agreement with respect to (i) the acquisition of any bank, bank branch or other assets or stock of another financial institution or any other Person or (ii) the sale of one or more bank branches;

         (h) any outstanding interest rate exchange or other derivative contracts; or

         (i) any buy back, recourse or guaranty obligation with respect to participation loans sold by the Company or any Subsidiary which create contingent or direct liabilities of the Company or any of its Subsidiaries.

         Section 5.14 Material Contract Defaults. Except as set forth in Section
5.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in breach, violation or default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those breaches, violations or defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         Section 5.15 Legal Proceedings. Except as set forth in Section 5.15 of the Company Disclosure Schedule, there are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of the Company's management, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $10,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Company Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         Section 5.16 Absence of Certain Changes or Events.

         (a) Since January 1, 1997, except (i) as disclosed in any Regulatory Reporting Document filed since January 1, 1997 and prior to the date hereof or
(ii) as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (A) incurred any liability which has had a Company Material Adverse Effect, (B) suffered any change in its Condition which would have a Company Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (C) failed to operate its business, in all material respects, in the ordinary course consistent with past practice and prudent banking practices or (D) changed any accounting practices.

         (b) Except as set forth in Section 5.16 of the Company Disclosure Schedule, since December 31, 2000, neither the Company nor any of its Subsidiaries has:

                  (i) entered into any agreement, commitment or transaction other than in the ordinary course of business consistent with prudent banking practices;

                  (ii) incurred, assumed or become subject to, whether directly or by way of any guaranty or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with prudent banking practices;

                  (iii) permitted or allowed any of its property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens) other than in the ordinary course of business and consistent with prudent banking practices;

                  (iv) except in the ordinary course of business consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred or otherwise disposed of any its properties or assets;

                  (v) except for regular salary increases granted in the ordinary course of business consistent with prior practice, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any Company Benefit Plan;

                  (vi) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect with capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

                  (vii) organized or acquired any capital stock or any other equity securities or acquired any equity or ownership interest in any Person (except for settlement of indebtedness, foreclosure or the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such Person);

                  (viii) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

                  (ix) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 5.16(b) in the future so that any such representation would not be true in all material respects as of the Closing.

         Section 5.17 Reports. Except as set forth in Section 5.17 of the Company Disclosure Schedule, since January 1, 1997, the Company and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively "Reports"), that they were required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 1997, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

         Section 5.18 Insurance. The Company and each of its Subsidiaries are presently insured, and during each of the past four calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of the Company's management, the policies of fire, theft, liability (including directors and officers liability insurance) and other insurance set forth in Section 5.18 of the Company Disclosure Schedule and maintained with respect to the assets or businesses of the Company and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of the Company or any of its Subsidiaries is a named insured are sufficient for their purpose. Except as set forth in Section 5.18 of the Company Disclosure Schedule, there have been no claims under such fidelity bonds within the last four calendar years and neither the Company nor its Subsidiaries have knowledge of any facts which would form the basis of a claim under such bonds.

         Section 5.19 Labor. No material work stoppage involving the Company or its Subsidiaries is pending or, to the knowledge of the Company's management, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company's management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding. Employees of the Company and its Subsidiaries are not represented by any labor union, and, to the knowledge of the Company's management, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

         Section 5.20 Material Interests of Certain Persons. Except as set forth in Section 5.20 of the Company Disclosure Schedule, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

         Section 5.21 Registration Obligations. Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

         Section 5.22 Brokers and Finders. Except as set forth in Section 5.22 of the Company Disclosure Schedule (which shall identify the broker or finder and amount of compensation payable), neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no other broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby. To the extent identified in Section 5.22 of the Company Disclosure Schedule, the fee payable by the Company to any such broker or finder shall be calculated on an hourly basis (as set forth in Section 5.22 of the Company Disclosure Schedule) and shall not be determined or based, in any manner, upon the amount of the Merger Consideration.

         Section 5.23 State Takeover Laws. The transactions contemplated by this Agreement are exempt from any applicable charter or contractual provision containing change of control or anti-takeover provisions and, to the knowledge of the Company, from any applicable state takeover law.

         Section 5.24 Environmental Matters. Except as set forth in Section 5.24 of the Company Disclosure Schedule:

         (a) To the knowledge of the Company or any of its Subsidiaries, after due inquiry, the Company, its Subsidiaries and any Property (as herein defined) owned or operated by any of them have been and are in compliance with all applicable Environmental Laws. There is no present event, condition or circumstance, or to the knowledge of the Company or any Subsidiary, any past event, condition or circumstance (i) that could interfere with the conduct of the business of the Company or its Subsidiaries in any manner now conducted relating to such entities' compliance with Environmental Laws, (ii) that could constitute a violation of, or serve as the basis of liability pursuant to, any Environmental Law, or (iii) relating to the compliance with any Environmental Law which would have a Company Material Adverse Effect.

         (b) The Company, its Subsidiaries and its Properties have not been, and are not now subject to any actual or, to the knowledge of the Company or any Subsidiary, potential or threatened claim or proceeding pursuant to any Environmental Law and neither the Company nor any Subsidiary have received any notice from any Person of any actual or alleged violation, or liability pursuant to, any Environmental Law.

         (c) There is no Controlled Property (as herein defined) for which the Company or any Subsidiary is, or to its knowledge was, required to obtain any permit, license or authorization under any Environmental Law.

         (d) Neither the Company nor any Subsidiary has generated any Hazardous Substances for which it was required under any Environmental Law to execute any Hazardous Disposal Manifest.

         (e) To the knowledge of the Company or any of its Subsidiaries, after due inquiry, there are no underground or above ground storage tanks on or under any Property nor any Hazardous Substances (at, in, on, under or emanating from any Property) in any quantity or concentration exceeding any standard or limit established pursuant to applicable Environmental Law.

         (f) To the knowledge of the Company or any Subsidiary, there is no asbestos containing material ("ACM") present in any Controlled Property except non-friable ACM which can be managed in place in compliance with Environmental Law without air monitoring, removal or encapsulation which is managed under and in compliance with an operations and maintenance program.

         (g) For purposes of this Section 5.24, "Property" includes (i) any property (whether real or personal) which the Company or any of its Subsidiaries currently or in the past has leased, operated, owned or managed in any manner including, without limitation, any property acquired by foreclosure or deed in lieu thereof (a "Controlled Property") and (ii) property now held as security for a loan or other indebtedness by the Company or any of its Subsidiaries or property currently proposed as security for loans or other credit the Company or any of its Subsidiaries is currently evaluating to extend or has committed to extend ("Collateral Property"). With respect to any Collateral Property, the representations of this Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries. With respect to any past conditions, events, facts or circumstances concerning any Controlled Property which conditions, events, facts or circumstances existed or occurred prior to the earliest date of any leasehold interest, operation, ownership or management of such Controlled Property by the Company or any of its Subsidiaries, the representations of this
Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries.

         Section 5.25 Loans. Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the Remedies Exception; provided, however, that no representation or warranty is made as to the collectability of such loans. The Company's Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed in Section 5.25 of the Company Disclosure Schedule, to the knowledge of the Company and its Subsidiaries, there are no significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

         Section 5.26 Fiduciary Responsibilities. The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

         Section 5.27 Patents, Trademarks and Copyrights.

         (a) Except as set forth in Section 5.27 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries require the use of any material patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or material trade secret for the business or operations of the Company or its Subsidiaries. The Company and/or its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Section 5.27 of the Company Disclosure Schedule.

         (b) The Company and/or its Subsidiaries own all right, title and interest in and to, or hold valid licenses or sub-licenses to use, all of the computer software used by the Company and/or its Subsidiaries in their respective operations, free and clear of any liens, claims or encumbrances of any kind or nature (excluding the rights of the owner or licensor in the case of software licensed or sub-licensed by the Company and/or its Subsidiaries from others). Except as specified on in Section 5.27 of the Company Disclosure Schedule, all computer software owned by the Company or its Subsidiaries was developed by the Company or the respective Subsidiary entirely through its own efforts and for its own account. The use by the Company and/or its Subsidiaries of computer software licensed to the Company from third parties (including the sublicensing of such licensed software to customers) does not violate the terms of the respective license agreements with respect to such licensed software.

         (c) No director, officer or employee of the Company or any Subsidiary owns, directly or indirectly, in whole or in part, any computer software or other intellectual property right which the Company is using or which is necessary for the business of the Company or any Subsidiary as now conducted.

         Section 5.28 Company Action. The Company Board, at a meeting duly called and held on February 28, 2001, unanimously (i) determined, based upon such factors as the Company Board considered material and the opinion of The Charles T. Meeks Company, Inc., its financial advisor, that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger in accordance with the TBCA, (iii) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the Company's shareholders and (iv) directed that this Agreement and the Merger be submitted to the Company's shareholders for approval.

         Section 5.29 Dissenting Shareholders. The Company and its Subsidiaries have no knowledge of any plan or intention on the part of any Company shareholder to exercise any appraisal rights under the TBCA or otherwise make written demand for payment of the fair value of any Company Common Stock in the manner provided in the TBCA.

         Section 5.30 Pooling of Interests.

         (a) All information, documents, and statements provided by the Company through Deloitte & Touche, LLP for purposes of delivery of a letter to Sterling confirming the availability of pooling-of-interest accounting for the Merger were true, correct and complete to the knowledge of the Company.

         (b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent Sterling from accounting for the business combination to be affected by the Merger as a pooling-of-interest.

         Section 5.31 Company Indebtedness. The Company has delivered to Sterling true and complete copies of all loan documents (the "Company Loan Documents") related to all Company Indebtedness and any indebtedness of the Bank and the Company's other Subsidiaries, other than deposits, and made available to Sterling all material correspondence concerning the status of such indebtedness.

         Section 5.32 Statements True and Correct. None of the information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed with the SEC by Sterling under the Securities Act in connection with the transactions contemplated by this Agreement (the "Registration Statement"), or the proxy statement to be used by the Company to solicit any required approval of its shareholders as contemplated by this Agreement (the "Proxy Statement") will, in the case of the Proxy Statement, when it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the shareholders of the Company to be held pursuant to Section 8.03 of this Agreement, including any adjournments thereof (the "Company Shareholders' Meeting"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders' Meeting. The Proxy Statement, insofar as it relates to information supplied by the Company for inclusion therein, will comply as to form in all material respects with the applicable provisions of the Securities Laws. All documents that the Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law. The information which is deemed to be set forth in the Company Disclosure Schedule by the Company for the purposes of this Agreement is true and accurate in all material respects.

         Section 5.33 Representations Not Misleading. No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Sterling by the Company or any of its Subsidiaries under and pursuant to this Agreement contains or will contain any untrue statement or material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF STERLING

         Sterling represents and warrants to the Company as follows:

         Section 6.01 Organization, Standing and Authority.

         (a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sterling is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the Condition of Sterling and its Subsidiaries taken as a whole or on the ability of Sterling or the Merger Sub to consummate the transactions contemplated hereby (a "Sterling Material Adverse Effect"). Sterling has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. Sterling is duly registered as a bank holding company under the BHCA. Sterling has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which, either individually or in the aggregate, would not have a Sterling Material Adverse Effect.

         Section 6.02 Sterling Capital Stock.

         (a) The authorized capital stock of Sterling consists of 50,000,000 shares of Sterling Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. As of the date hereof, there were outstanding approximately 26,269,949 shares of Sterling Common Stock, 1,000 shares of Series F Convertible Preferred Stock and 39,000 shares of Series H Convertible Preferred Stock and no other shares of capital stock of any class.

         (b) At the Effective Time, the shares of Sterling Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

         Section 6.03 Authorization of Merger and Related Transactions.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sterling, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of Sterling, enforceable against Sterling in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

         (b) Neither the execution and delivery of this Agreement by Sterling, the consummation by Sterling of the transactions contemplated hereby nor compliance by Sterling with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Sterling's Articles of Incorporation or bylaws, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of Sterling pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, individually or in the aggregate, have a Sterling Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 9.01(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sterling or any of its properties or assets.

         Section 6.04 Financial Statements. Sterling has delivered to the Company copies of the audited consolidated balance sheets and the related audited consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of Sterling and its consolidated Subsidiaries as of and for the periods ended December 31, 1998 and December 31, 1999, and its unaudited consolidated balance sheet at September 30, 2000, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the nine months then ended and included in its annual report filed on Form 10-K for the year ended December 31, 1999 and its quarterly report filed on Form 10-Q for the quarter ended September 30, 2000, respectively, filed by Sterling pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the "Sterling Financial Statements") and the press release containing unaudited financial information for the year ended December 31, 2000. The Sterling Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are in accordance with the books and records of Sterling and its consolidated Subsidiaries, which are complete and accurate in all material respects and; which have been maintained in accordance with good business practices, and (B) present fairly the consolidated financial position and the consolidated statements of income, changes in shareholders' equity and cash flows of Sterling and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited interim financial statements.

         Section 6.05 Sterling SEC Reports. Since January 1, 1997, Sterling has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto, that as an issuer it is required to file with the SEC pursuant to the Exchange Act (the "Sterling SEC Reports"). Such Sterling SEC Reports did not, as of their respective dates (or if amended by a filing prior to the date hereof, then as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a Sterling SEC Report filed subsequently and prior to the date hereof.

         Section 6.06 Regulatory Matters. Neither Sterling nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.01(b).

         Section 6.07 Legal Proceedings. There are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of Sterling's management, threatened against Sterling or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Sterling nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Sterling Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         Section 6.08 Compliance with Laws.

         (a) Each of Sterling and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to this business or to its employees conducting its business, and with its internal policies and procedures, except for failures to comply which would not reasonably be expected to cause or result in a material adverse effect on Sterling or its Subsidiaries, taken as a whole.

         (b) Since January 1, 1997, neither Sterling nor any of its Subsidiaries has received or been a party to any Regulatory Agreement. Neither Sterling nor any of its Subsidiaries has received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of Sterling and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

         (c) Neither Sterling nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive officer.

         Section 6.09 Sterling Employee Benefit Plans. For purposes of this
Section 6.09, the term "Sterling Plan" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Sterling contributes, sponsors, or otherwise has any obligations.

         (a) No Sterling Plan is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA.

         (b) Each Sterling Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code, except to the extent any such failure would not reasonably be expected to cause or result in a material adverse effect on Sterling or its Subsidiaries, taken as a whole.

         (c) Each Sterling Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Sterling Plan is tax qualified under Section 401(a) of the Code and, except for matters that may be remedied without liability or that would not reasonably be expected to result in a material adverse effect on Sterling or its Subsidiaries, taken as a whole, Sterling knows of no event since the date of such determination letter that would result in any such Sterling Plan not being qualified within the meaning of Section 401(a) of the Code or any such related Sterling Plan trust not being exempt from taxation under Section 501(a) of the Code.

         (d) All contributions, premium payments and other payments required to be made in connection with the Sterling Plans as of the date of this Agreement have been made, except to the extent any such failure would not reasonably be expected to cause or result in a material adverse effect on Sterling or its Subsidiaries, taken as a whole.

         (e) No Sterling Plan is subject to Title IV of ERISA, Section 301 or ERISA or Section 412 of the Code.

         Section 6.10 Representations Not Misleading. No representation or warranty by Sterling in this Agreement, nor any statement, summary, exhibit or schedule furnished to the Company by Sterling or any of its Subsidiaries under and pursuant to this Agreement contains or will contain any untrue statement or material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         Section 6.11 Statements True and Correct. None of the information supplied or to be supplied by Sterling for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement, when it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders' Meeting. All documents that Sterling is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws.

         Section 6.12 Brokers and Finders. Neither Sterling nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees and no broker or finder has acted directly or indirectly for Sterling or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE VII

                        CONDUCT OF THE COMPANY'S BUSINESS

         Section 7.01 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, and except as otherwise contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to:

                  (i) operate and conduct its business in the usual, regular and ordinary course, consistent with past practice and prudent banking practices;

                  (ii) preserve intact the Company's and each of its Subsidiaries' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

                  (iii) comply with all material contractual obligations applicable to business operations of the Company and/or its Subsidiaries;

                  (iv) maintain all of its properties and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Section 5.18 or obtain comparable insurance coverages from reputable insurers, which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Company and its Subsidiaries and consistent with the existing insurance coverages;

                  (v) in good faith and in a reasonable manner (a) cooperate with Sterling in satisfying the conditions in this Agreement, (b) assist Sterling in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary to carry out and consummate the transactions contemplated by this Agreement, (c) upon the written request of Sterling, furnish information concerning the Company and its Subsidiaries not previously provided to Sterling required for inclusion in any filings or applications that may be necessary in that regard, and (d) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest date that is reasonably possible;

                  (vi) timely file all Reports required to be so filed by the Company or any of its Subsidiaries with any Regulatory Authority and to the extent permitted by applicable law, promptly thereafter deliver to Sterling copies of all such Reports required to be so filed;

                  (vii) comply in all material respects with all applicable laws and regulations, domestic and foreign;

                  (viii) promptly notify Sterling upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Sterling of any material written communications concerning the Company Loan Documents;

                  (ix) within thirty (30) days after the execution of this Agreement, the Company shall obtain from the Company's accountants and deliver to Sterling a letter stating that the Company is eligible to participate in a pooling-of-interests transaction (the "Pooling Letter");

                  (x) promptly give written notice to Sterling upon the Company's obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in this Agreement to be untrue or misleading in any material respect or which would otherwise cause a Company Material Adverse Effect; and

                  (xi) use its best efforts to maintain current customer relationship and preserve intact its business organization, employees, advantageous business relationships and retain the services of its officers and Employees.

         Section 7.02 Forbearances. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sterling (and the Company shall provide Sterling with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance other than in the ordinary course of business consistent with past practice and prudent banking practices;

         (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, grant any stock options or stock awards, or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock (except upon exercise and conversion of Company Options, as provided in Section 3.03 and Section 8.06), or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel, release or assign any indebtedness to such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice and prudent banking practices or pursuant to contracts or agreements in force at the date of this Agreement;

         (d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

         (e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice, or make any change in, or extension of (other than automatic extensions) any of its leases or contracts involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice;

         (f) modify the terms of any Company Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

         (g) settle any claim, action or proceeding involving the payment of money damages in excess of $10,000;

         (h) amend its Articles of Incorporation or its bylaws;

         (i) fail to maintain its Regulatory Agreements (except for such existing matters as disclosed in Section 5.11 of the Company Disclosure Schedule), material Authorizations or to file in a timely fashion all federal, state, local and foreign Tax Returns;

         (j) make any capital expenditures of more than $10,000 individually or $50,000 in the aggregate;

         (k) fail to maintain or administer each Company Benefit Plan in accordance with applicable Law or timely make all contributions or accruals required thereunder in accordance with GAAP;

         (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article IX not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

         (m) change any methods or policies of accounting from those used in the Company Financial Statements;

         (n) take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368 of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto);

         (o) take or cause or permit to be taken any action, whether before or after the Effective Time which would disqualify the Merger from receiving pooling-of-interest accounting treatment; or

         (p) agree, or make any commitment, to take, in writing or otherwise, any of the actions described in clauses (a) through (o) of this Section 7.02.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         Section 8.01 Access and Information.

         (a) During the period from the date of this Agreement through the Effective Time:

                  (i) the Company shall, and shall cause its Subsidiaries to, afford Sterling and its accountants, counsel and other representatives full access during normal business hours to the properties, books, contracts, Tax Returns, Reports, commitments and records of the Company and its Subsidiaries at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to this Agreement or the Merger, and the Company and its Subsidiaries will cooperate fully with all such reviews and investigations provided that Sterling provides the Company with reasonable notice of Sterling's on-site visits and that Sterling does not unreasonably interfere with the business operations of the Company during the course of such visits; and

                  (ii) Sterling shall upon reasonable notice make personnel and copies of the Sterling SEC Reports and other information reasonably related to Sterling's operations or financial performance available to the Company and its advisors for purposes of any review or report to the Company Board in evaluating the Merger.

         (b) During the period from the date of this Agreement through the Effective Time, the Company shall furnish to Sterling (i) all Reports which are filed after the date hereof promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it after the date hereof, and (iii) monthly and other interim financial statements in the form prepared by the Company for its internal use. During this period, the Company shall notify Sterling promptly of any material change in the Condition of the Company or any of its Subsidiaries.

         (c) During the period from the date of this Agreement through the Effective Time, the Company shall provide Sterling such additional information as Sterling may request from time to time regarding the loans, credit facilities and/or collateral therefor as may be specified by Sterling. The Company shall also make available to Sterling its loan files, correspondence and other records regarding any such specified loans, credit facilities and/or collateral.

        (d) Notwithstanding the foregoing provisions of this Section 8.01, no investigation by any party hereto made heretofore or hereafter shall affect the representations and warranties of the other parties which are contained herein and each such representation and warranty shall survive such investigation.

         (e) Sterling agrees that it will keep confidential any information furnished to it by the Company in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to Sterling and was received from a source other than the Company or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by the Company or its agent or representative, or (iii) is required to be disclosed to any Regulatory Authority, or is otherwise required to be disclosed by law. Sterling agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, Sterling will return to the Company or will destroy all documents furnished Sterling for its review and all copies of such documents made by Sterling. The Company agrees to keep confidential, in accordance with the provisions of this Section 8.01(e), any information furnished to it by Sterling in connection with the transactions contemplated by this Agreement that is reasonably designated as confidential at the time of delivery. The Company agrees not to use any such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, the Company will return to Sterling or will destroy all documents containing any such confidential information furnished to the Company for its review and all copies of such documents made by the Company.

         Section 8.02 Registration Statement and Proxy Statement.

         (a) As promptly as practicable, Sterling and the Company shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. The parties hereto agree to provide the information necessary for inclusion in the Registration Statement and Proxy Statement. Each of the parties will use its respective best efforts to have the Registration Statement declared effective as promptly as practicable after it is filed.

         (b) After the date of the filing of the Registration Statement with the SEC, each of the parties agree promptly to notify the other and to correct any information furnished by such party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the Company's Shareholders.

         (c) Sterling shall take all action required to be taken under any applicable state Blue Sky or securities laws in connection with the issuance of the Sterling Common Stock pursuant to this Agreement.

         Section 8.03 Company Shareholder's Meeting. The Company, acting through the Company Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement and approving the Merger. The Company Shareholders' Meeting shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Company Board under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel, the Company shall include in the Proxy Statement of the Company for use in connection with the Company Shareholders' Meeting, the recommendation of the Company Board that the Company shareholders vote in favor of the approval and adoption of the Merger, this Agreement and the consummation of the transactions contemplated hereby. The Company agrees to use its best efforts to obtain the approval and adoption of the Merger and this Agreement by the Company shareholders. The Company (i) acknowledges that a breach of its covenant contained in this Section 8.03 to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of this Agreement, the Merger and the transactions contemplated hereby and thereby will result in irreparable harm to Sterling which will not be compensable in monetary damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Sterling for a breach of such covenant.

         Section 8.04 Filing of Regulatory Approvals. As soon as reasonably practicable, Sterling and the Company shall file all notices and applications to the applicable Regulatory Authorities which Sterling deems necessary or appropriate to complete the transaction contemplated herein, including the Bank Merger. Sterling and the Company each agree to deliver to the other copies of all non-confidential portions of any such applications. The Company shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with Sterling and its accountants, counsel and other representatives, in connection with the preparation by Sterling of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by Sterling, preparing and filing regulatory applications.

         Section 8.05 Press Releases. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure, except as otherwise provided by applicable law or by rules of the Nasdaq.

         Section 8.06 Company Options.

         (a) As soon as practicable after the execution of this Agreement, the Company shall notify each holder of a Company Option of the execution of this Agreement and the terms and conditions contained herein requiring the exercise of the Company Options. The Company shall use its best efforts to cause each Company Option to either be (i) exercised into shares of Company Common Stock, or (ii) terminated prior to the Effective Time as more specifically provided in
Section 3.03.

         (b) With respect to any Company Options, the Company shall not permit any holder of the Company Options to exercise such Company Option by any means other than the payment of the exercise price thereof in cash, unless the Company is contractually obligated to do so. With respect to any such holder, the Company shall use its best efforts to encourage such holder to exercise such Company Option by payment in cash.

         (c) The Company shall, in accordance with the terms thereof, cause all Company Stock Plans (including, without limitation, the Company's Nonqualified Stock Option Plan), to be terminated at and as of the Effective Time and without further action by any party.

         Section 8.07 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions to their respective obligations under this Agreement and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Sterling and the Company shall, and shall cause each of their respective Subsidiaries to, use their commercially reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Sterling or the Company, desirable for the consummation of the transactions contemplated by this Agreement including the Merger and the Bank Merger. While this Agreement is in effect, neither Sterling nor the Company shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Sterling shall be deemed to have been granted authority in the name of the Company to take all such necessary or desirable action.

         Section 8.08 Affiliates Letters. Within thirty (30) days of the execution of this Agreement, the Company shall deliver to Sterling a letter identifying all persons who are then "affiliates" of the Company for purposes of Rule 145 under the Securities Act. Within ten (10) days of any person becoming an affiliate of the Company after the Company's delivery of the letter referred to above, the Company shall provide to Sterling an updated letter identifying all persons who are then "affiliates." The Company shall cause each person so identified to deliver to Sterling prior to the Effective Time a written agreement substantially in the form attached hereto as Annex B (an "Affiliate Letter"). For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for such "affiliates" to sell shares of Sterling Common Stock in accordance with Rule 144 of the Securities Act), Sterling will continue to file in a timely manner all securities reports required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

         Section 8.09 Indemnification.

         (a) Sterling shall indemnify, defend and hold harmless the directors, officers, employees, and agents of the Company and its Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under the TBCA and by the Company's Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by the TBCA upon receipt of any undertaking required by the TBCA, except that the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of the Company contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty. Without limiting the foregoing, in any case in which a determination by Sterling is required to effectuate any indemnification, Sterling shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Sterling and the Indemnified Party.

         (b) Sterling shall use its commercially reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of four years after the Effective Time the Company's existing directors' and officers' liability insurance policy (provided that Sterling may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that Sterling shall not be obligated to make premium payments for such four-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Company's directors and officers, 100% of the annual premium payments on the Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sterling shall use its commercially reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

         (c) If Sterling shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Sterling shall assume the obligations set forth in this Section 8.09.

         (d) The provisions of this Section 8.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

         (e) Sterling shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 8.09 if Sterling has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys' fees, incurred by Sterling if the indemnification or other obligations provided in this Section 8.09 are denied by a court of competent jurisdiction by final and nonappealable order.

         Section 8.10 Certain Change of Control Matters. From and after the date hereof, the Company shall take all action necessary so that none of the execution and delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated hereby will increase any benefits otherwise payable under any Company Benefit Plan.

         Section 8.11 Employee Benefits. As soon as practicable following the Effective Time, Sterling shall provide generally to officers and employees of the Company and its Subsidiaries employee benefits, including without limitation health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar, in the good faith opinion of Sterling, to those provided from time to time by Sterling and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of the Company shall be credited under the employee benefit plans of Sterling for their years of "eligibility service" and "vesting service" earned under the Company Benefit Plans as if such service had been earned with Sterling. Such officers and employees of the Company shall be credited with "benefit service" under the employee benefit plans of Sterling only with respect to their period of employment with Sterling and its Subsidiaries after the Effective Time in accordance with the terms and conditions of such employee benefit plans. As of the Effective Time, the employees and their dependents, if any, previously covered as of the Effective Time under the Company's health insurance plan shall be covered under Sterling's health insurance plan and, to the extent possible under the terms of Sterling's then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under Sterling's health insurance plan. The Company's employees shall not be required to satisfy the deductible and employee payments required by Sterling's comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by the Company. Nothing in this Agreement shall operate or be construed as requiring Sterling or any of its Subsidiaries to continue to maintain or to terminate any Company Benefit Plan or any employee benefit plan of Sterling or to limit in any way Sterling's ability to amend any such plan.

         Section 8.12 Certain Actions. No party shall take any action which would adversely affect or delay the ability of either Sterling or the Company to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

         Section 8.13 No Solicitation.

         (a) Neither the Company nor any of its Subsidiaries shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined herein), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and the Company shall notify Sterling orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any inquiries and proposals which it or any of its Subsidiaries or any of their respective representatives or agents may receive; provided, however, that (i) the Company may furnish or cause to be furnished confidential and non-public information concerning the Company and its businesses, properties or assets to a third party (subject to execution by such third party of a confidentiality agreement containing confidentiality provisions substantially similar to those of the letter agreement entered into between the Company and Sterling dated January 17, 2001), (ii) following the execution of such a confidentiality agreement, the Company may engage in discussions or negotiations with a third party executing such an agreement,
(iii) following receipt of an Acquisition Proposal, the Company may take and disclose to its shareholders a position with respect to such Acquisition Proposal, including, if such Acquisition Proposal is a tender offer, the Company Board may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2 under the Exchange Act, and/or (iv) following receipt of an Acquisition Proposal, the Company Board may withdraw or modify its recommendation referred to in Section 5.28, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Company Board shall conclude in good faith (on the basis of advice from outside counsel) that such action is required in order for the Company Board to satisfy its fiduciary obligations under applicable law; provided, further, that the Company Board shall not take any of the foregoing actions referred to in clauses (i) through
(iv) until after reasonable notice to and consultation with Sterling with respect to such action and that the Company Board shall continue to consult with Sterling after taking such action and, in addition, if the Company Board receives an Acquisition Proposal or any request for confidential and non-public information or for access to the properties, books or records of the Company or any Subsidiary for the purpose of making, or in connection with, an Acquisition Proposal, then the Company shall promptly inform Sterling as provided above of the terms and conditions of such proposal or request and the identity of the person making it. As used herein, the term "Acquisition Proposal" means: (x) any proposal, inquiry or offer from any person relating to, or any agreement to engage in, any acquisition or purchase of a significant amount of the assets of the Company and its Subsidiaries on a consolidated basis, or any equity interest in the Company or any of its Subsidiaries or any take-over bid or tender offer (including an issuer bid or self-tender offer) or exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to Sterling of the transactions contemplated hereby or (y) any public announcement of, or written communication to the Company of, any proposal, plan or intention to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. "Acquisition Transaction" means the transaction(s) by which an Acquisition Proposal is consummated. Nothing in this Section 8.13 shall
(A) permit the Company to terminate this Agreement or (B) permit the Company or any of its Subsidiaries to enter into any written agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement neither the Company nor any of its Subsidiaries shall enter into any written agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 10.01 sets forth the rights of the Company to terminate this Agreement.

         (b) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of Section 8.13(a) by any employee, officer or director or authorized employee, agent or representative of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant or other representative retained by the Company or any of its Subsidiaries) or otherwise shall be deemed to be a breach of Section 8.13(a) by the Company.

         Section 8.14 Termination Fee. To compensate Sterling for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Sterling, the Company and Sterling agree as follows:

         (a) Provided that neither Sterling nor Merger Sub shall be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to Sterling the sum of $2,000,000 (the "Termination Fee"), plus reasonable out-of-pocket expenses, not in excess of $500,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "Expenses") incurred by Sterling or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, regardless of when those expenses are incurred, if this Agreement is terminated (i) by the Company under the provisions of Section 10.01(e), (ii) by either Sterling or the Company under the provisions of Section 10.01(f) due to the failure of the Company's shareholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to the Company and, within nine months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any Acquisition Proposal with respect to the Company or (iii) by Sterling under the provisions of Section 10.01(g). Sterling shall provide the Company with an itemization of Expenses.

         (b) Any payment required by clauses (i) and (iii) of paragraph (a) of this Section 8.14 shall become payable within two Business Days after termination of this Agreement or, in the case of reimbursement to Sterling of the Expenses, promptly after (but in no event later than three Business Days following) delivery to the Company of the itemization of Expenses. Any payment of the Termination Fee required by clause (ii) of paragraph (a) of this Section
8.14 shall become payable within two (2) Business Days of the Company's entry into the definitive agreement referred to in clause (ii) provided, however, that any payment of Expenses required by such clause (ii) shall be payable upon the termination of this Agreement.

         (c) The Company acknowledges that the agreements contained in this
Section 8.14 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Sterling would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or Expenses when due, the Company shall in addition thereto pay to Sterling all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee or Expenses, as the case may be, together with interest on the amount of the Termination Fee or Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Sterling at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

         Section 8.15 Accruals. At the request of Sterling, the Company shall, consistent with GAAP, immediately prior to the Closing establish and take such reserves and accruals as Sterling shall reasonably request; provided, however, that no such adjustment shall constitute or deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement. No adjustment shall require any prior filing with or approval from any governmental agency or regulatory authority or violate any law, rule or regulation applicable to the Company or any Subsidiary.

         Section 8.16 Certain Agreements. Neither the Company nor any Subsidiary (nor any of their agents or representatives) will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sterling, unless the Company Board or the board of directors of such Subsidiary concludes in good faith (based upon advice from outside counsel) that waiving such provision is necessary or appropriate in order for such board of directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will immediately advise Sterling of the termination or waiver of any confidentiality or standstill or similar agreement to which it is a party by the other party or parties to such agreement.

         Section 8.17 Release Agreements. The Company shall use its best efforts, on behalf of Sterling and pursuant to the request of Sterling, to cause each Person identified in Section 8.17 of the Company Disclosure Schedule to execute and deliver to Sterling a written release and waiver satisfactory in form and substance to Sterling in its sole discretion and in substantially the form attached hereto as Annex C (the "Release Agreements") prior to the Effective Time, providing for, among other things, the release of the Company, Bank, Sterling and the Surviving Corporation and their respective affiliates from any and all claims, known and unknown, that such Person has or may have against any of the foregoing through the Effective Time.

         Section 8.18 Financial Statements. No later than March 30, 2001, the Company shall deliver to Sterling a copy of the audited consolidated balance sheets and the related audited consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules) of the Company and its consolidated subsidiaries for the periods ended December 31, 1999 and December 31, 2000 (the "2000 Financial Statements"). The 2000 Financial Statements shall be considered as part of the Company Financial Statements for all purposes of this Agreement and upon delivery of the 2000 Financial Statements, the Company shall provide a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company confirming the applicability and accuracy of the representations and warranties contained in Section 5.05 as to the 2000 Financial Statements.

         Section 8.19 NASDAQ Listing. Sterling shall use its commercially reasonable efforts to have the shares of Sterling Common Stock to be issued to the holders of the Company Common Stock in the Merger included for quotation on the NASDAQ prior to the Effective Time.

         Section 8.20 Post-Closing Actions. None of the parties shall take, or permit any of their Subsidiaries or Affiliates to take, any action after the Closing that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 8.21 Delivery of Company Disclosure Schedule.

         (a) The parties acknowledge that this Agreement is being executed without the Company having delivered to Sterling the Company Disclosure Schedule required by this Agreement. The Company agrees to deliver the Company Disclosure Schedule to Sterling as soon as possible following the execution of this Agreement but in no event later than five business days following the date of this Agreement. Following delivery of the Company Disclosure Schedule, the Company shall not have the right to amend the Company Disclosure Schedule except in accordance with Section 8.23 below. For all purposes of this Agreement, the representations and warranties of the Company shall be deemed to be made on the date the Company delivers the Company Disclosure Schedule to Sterling in accordance with this Section 8.21 rather than on the date of this Agreement.

         (b) Sterling shall have three business following the date of its receipt of the Company Disclosure Schedule to review same. No later than three business days following the date of Sterling's receipt of the Company Disclosure Schedule, Sterling shall notify the Company whether (i) Sterling elects to terminate this Agreement pursuant to Section 10.4, (ii) Sterling objects to certain disclosures contained in the Company Disclosure Schedule, or (iii) Sterling accepts the Company Disclosure Schedule. If Sterling objects to any disclosure contained in the Company Disclosure Schedule, the Company shall, within one business day of its receipt of such objection, notify Sterling whether the Company will remedy such matter and delete such exception. If the Company notifies Sterling that the Company is unwilling to delete such disclosure item, Sterling shall have one additional business day after receipt of such notification to either terminate this Agreement pursuant to Section 10.4 or accept such disclosure.

         Section 8.22 Combined Report. Conditioned upon the Company's prompt delivery of such financial information as may be requested by Sterling, Sterling agrees to publish the combined financial results of Sterling and the Company covering 30 days of post-combination operations without undue delay, but in no event later than 30 days after the last day of the first full month of combined operations of Sterling and the Company, and thereupon to notify the shareholders of the Company who have been designated "affiliates" and have executed an Affiliate Letter pursuant to Section 8.08 hereof, of the occurrence of the publication of such results.

         Section 8.23 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Sterling, and Sterling shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in the Company Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 8.24 Future Board Representation As soon as practicable after the Effective Time, and subject to the Articles of Incorporation, as amended, and bylaws of Sterling and Sterling Bank, Sterling shall increase the size of its executive committee, and cause the size of the board of directors of Sterling Bank to be increased, by one and shall appoint or nominate for election to the vacancies created thereby H. Dane Grant to serve as a director of Sterling Bank for the remaining term thereof.

                                   ARTICLE IX

                              CONDITIONS TO MERGER

         Section 9.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

         (a) The Company shareholders shall have approved and adopted all matters relating to this Agreement, the Merger and the transactions contemplated hereby and as required under the TBCA and the Company's Articles of Incorporation at the Company Shareholders' Meeting.

         (b) This Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Commissioner, the FDIC and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

         (c) Neither Sterling, the Merger Sub nor the Company shall be subject to any litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

         (d) The Registration Statement shall have been declared effective at the Effective Time and no stop orders suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state's securities laws relating to the issuance or trading of the Sterling Common Stock to be issued in the Merger shall have been received. The shares of Sterling Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

         (e) Deloitte & Touche LLP, independent public accountants for Sterling, shall have delivered a letter, dated the Closing Date, addressed to Sterling, in form and substance reasonably satisfactory to Sterling to the effect that the Merger will qualify for pooling-of-interest accounting treatment if consummated in accordance with this Agreement. Sterling shall have also received the Pooling Letter from Gainer, Donnelley & Desroches, L.C. contemplated by Section 7.01 above.

         (f) Gainer, Donnelley & Desroches, L.C., independent public accountants for the Company, shall have delivered a letter, dated the Closing Date, addressed to the Company, affirming the accuracy of the Pooling Letter.

         Section 9.02 Conditions to Obligations of The Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of Sterling set forth in Article VI hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect.

         (b) Performance of Obligations. Sterling and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect and as to the absence of litigation as described in Section 9.01(c).

         (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, operations or properties of Sterling or any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material or adverse change in the financial condition, business, operations or properties of Sterling and its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Company Board; provided, however, that a decrease in the market price of Sterling Common Stock as quoted on Nasdaq in and of itself shall not be deemed to be a material adverse change. The Company shall receive a certificate signed by the chief executive officer, president, or other duly authorized officer of Sterling to that effect.

         (d) Tax Opinion. The Company shall have received an opinion of Bracewell & Patterson, LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and no gain or loss will be recognized by the shareholders of the Company to the extent that they receive Sterling Common Stock solely in exchange for their Company Common Stock in the Merger. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

         (e) Opinion of Counsel. The Company shall have received an opinion of Andrews & Kurth L.L.P., counsel for Sterling, addressed to the Company and in form reasonably satisfactory to it as to the validity of the approvals of the Merger by the board of directors of Sterling and by the board of directors and shareholder of the Merger Sub.

         (f) Opinion of Financial Advisor. The Company shall have received a written opinion from The Charles T. Meeks Company, Inc. dated as of the date of this Agreement and reaffirmed as of the date of the Proxy Statement that the Merger Consideration is fair to the Company shareholders from a financial point of view.

         Section 9.03 Conditions to Obligations of Sterling and Merger Sub to Effect the Merger. The obligations of Sterling and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in Article V hereof shall be true and correct in all respects as of the date the Company delivers the Company Disclosure Schedule pursuant to Section 8.21 above and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Sterling and Merger Sub shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

         (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Sterling and Merger Sub shall have received a certificate signed by the chairman and chief executive officer, president or other duly authorized officer of the Company to that effect and as to the absence of litigation as described in Section 9.01(c).

         (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Board of Directors of Sterling, and Sterling shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

         (d) Opinion of Counsel. Sterling shall have received an opinion of Bracewell & Patterson, L.L.P., counsel for the Company, addressed to Sterling and in form reasonably satisfactory to it as to the validity of the approvals of the Merger by the Company Board and the shareholders of the Company.

         (e) Opinion of Tax Counsel. Sterling shall have received an opinion of Andrews & Kurth L.L.P., counsel to Sterling, in form and substance reasonably satisfactory to Sterling, to the effect that, based on the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall have not been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

         (f) Dissenting Shares. The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock.

         (g) Release Agreements. Sterling shall have received Release Agreements, substantially in the form of Annex C, executed and delivered by each Person identified in Section 8.17 of the Company Disclosure Schedule.

         (h) Company Indebtedness. The outstanding Company Indebtedness as of the Closing Date shall not exceed $2,000,000.

         (i) Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interest accounting treatment) of the Company at the time this Agreement is submitted to the approval of the shareholders of the Company shall deliver to Sterling an Affiliate Letter.

         (j) Company Options. All of the Company Options shall have been fully and completely exercised or terminated and the Company Stock Plan shall have been terminated.

         (k) Noncompete Agreements. Sterling shall have received Noncompete Agreements executed and delivered by each of the Key Company Officials.

         (l) 2000 Financial Statements. Sterling shall have received the 2000 Financial Statements and officer's certificate as described in Section 8.18.

                                   ARTICLE X

                                   TERMINATION

         Section 10.01 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of the Company, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

         (a) by mutual consent of the Board of Directors of Sterling and the Company; or

         (b) by the Company Board or the Board of Directors of Sterling if (i) the Federal Reserve, the FDIC or the Commissioner has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of Sterling would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by August 31, 2001, provided, however, that the right to terminate this Agreement under clause (ii) of this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur prior to such date; or

         (c) by Sterling (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the Company that would cause a failure of the conditions in Section 9.03, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Company; or

         (d) by the Company (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Sterling that would cause a failure of the conditions in Section 9.02, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling; or

         (e) by the Company if (i) there shall not have been a breach of any covenant or agreement on the part of the Company under this Agreement and (ii) prior to the Effective Time, the Company shall have received a bona fide Acquisition Proposal and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) would result in an alternative Acquisition Transaction that is more favorable to the Company shareholders than the Merger ("Superior Proposal") and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee and Expenses required by Section 8.14; or

         (f) by either Sterling or the Company, if the Merger and this Agreement shall fail to receive the requisite vote for approval and adoption at the Company Shareholders' Meeting; or

         (g) by Sterling if the Company Board shall have (i) resolved to accept a Superior Proposal, or (ii) recommended to the shareholders of the Company that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Sterling, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

         Section 10.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.02 and Section 8.01(e), Section 8.14 and Section 11.01 shall survive any such termination and abandonment; and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         Section 10.03 Non-Survival of Representations, Warranties and Covenants. Except for ARTICLE III and ARTICLE IV and Section 8.09, Section 8.20, and Section 11.01, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

         Section 10.04 Termination Relating to Company Disclosure Schedule. In addition to the foregoing, Sterling shall have the absolute right, at its sole discretion, to terminate this Agreement based upon its review of the matters disclosed in the Company Disclosure Schedule in accordance with the provisions of Section 8.21 above. In the event of the termination of this Agreement by Sterling pursuant to this Section 10.04 and Section 8.21, this Agreement shall become void and have no effect, except that the provisions of Section 8.01(e) and Section 11.01 shall survive any such termination and abandonment.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.01 Expenses. Except as provided in Section 8.14, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and consummating the Merger, Sterling shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement; provided that the Company shall pay all expenses relating to the mailing of the Proxy Statement.

         Section 11.02 Entire Agreement; Parties in Interest. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 8.09, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity (including, without limitation, any employee or shareholder of the Company), other than Sterling, Merger Sub and the Company or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.03 Amendments.

         (a) To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by Sterling and the Company; provided however, that the provisions hereof relating to the amount of the Merger Consideration shall not be amended after the Company Shareholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

         (b) The parties hereto agree to enter into an amendment of this Agreement for the purpose of adding Merger Sub as a party hereto, which amendment shall be made prior to the Closing Date. As a condition to the Company's entry into any such amendment, Merger Sub shall deliver to the Company a certificate setting forth representations and warranties similar to those set forth in Section 6.01, Section 6.02, Section 6.03 insofar as they relate to Merger Sub.

         Section 11.04 Waivers. Prior to or at the Effective Time, each of Sterling and the Company shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by any other party of any and all of such other party's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         Section 11.05 No Assignment. Except as provided in Section 2.04, none of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity without the prior written consent of the other parties to this Agreement; provided, however, that Sterling may assign its rights and obligations or those of Merger Sub to any direct or indirect, wholly-owned subsidiary of Sterling, but no such assignment shall relieve Sterling of its obligations hereunder if such assignee does not perform such obligations.

         Section 11.06 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by courier, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addressees set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:                   Lone Star Bancorporation, Inc
                           8117 East Freeway
                           Houston, Texas 77029
                           Attention:  H. Dane Grant, Chairman
                           Telecopy: (713) 678-3999

With a copy to:            Bracewell & Patterson, L.L.P.
                           Suite 2900, 711 Louisiana Street
                           Houston, Texas 77002-2781
                           Attn:  William T. Luedke IV
                           Telecopy: (713) 221-1212

Sterling:                  Sterling Bancshares, Inc.
                           15000 Northwest Freeway
                           Houston, Texas 77040
                           Attention: George Martinez, Chairman
                           Michael A. Roy, Senior Vice President
                           Telecopy: (713) 849-5498

With a copy to:            Andrews & Kurth L.L.P.
                           2170 Buckthorne Place, Suite 150
                           The Woodlands, Texas 77380
                           Attention: William C. McDonald
                           Telecopy: (713) 238-7286

         Section 11.07 Specific Performance. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations and to the granting by any such court of the remedy of specific performance hereunder.

         Section 11.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Texas applicable to contracts executed and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Houston, Harris County, Texas.

         Section 11.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

         Section 11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         Section 11.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         IN WITNESS WHEREOF, Sterling and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    STERLING BANCSHARES, INC.


                                    BY: /s/ George Martinez
                                        ---------------------------------------
                                        George Martinez, Chairman


                                    LONE STAR BANCORPORATION, INC.


                                    BY: /s/ H. Dane Grant
                                        ---------------------------------------
                                        H. Dane Grant, Chairman



                [Signature page to Agreement and Plan of Merger]

                                                                         ANNEX A

                            NON-COMPETITION AGREEMENT

         THIS NON-COMPETITION AGREEMENT (the "Agreement") is entered into effective as of this 1st day of March, 2001 between Sterling Bancshares, Inc., a Texas corporation ("Sterling"), and _______________________________ (the "Key
Company Official").

         WHEREAS, simultaneously with the execution of this Agreement, Sterling and Lone Star Bancorporation, Inc., a Texas corporation ("Lone Star"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Lone Star will merge with and into a to-be-formed subsidiary of Sterling (the "Merger Sub") at the Effective Time; and

         WHEREAS, Sterling has required, as a condition to its execution of the Merger Agreement, the Key Company Official to execute and deliver this Agreement; and

         WHEREAS, the Key Company Official, for the consideration set forth below, has agreed to, and does hereby enter into this Agreement on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the premises, representations, and mutual covenants hereinafter set forth, the parties do hereby agree as follows:

         1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Merger Agreement.

         2. Consideration. In consideration of the covenants and agreements of the Key Company Official contained herein, Sterling hereby agrees to pay the Key Company Official as follows:

                  (a) Upon the execution of this Agreement, Sterling shall and does hereby pay to the Key Company Official the sum of $1,000.

                  (b) Upon the Closing of the Merger, Sterling shall pay and deliver to the Key Company Official the following:

                           (i)      An amount equal to the Key Company
                                    Official's base salary for one month in
                                    effect at the time of Closing; and

                           (ii) An incentive stock option agreement issued pursuant to Sterling's 1994 Incentive Stock Option Plan granting to the Key Company Official an option to acquire not less than that number of shares of Sterling Common Stock equal to the amount payable to the Key Company Official pursuant to clause (i). For example, if the Key Company Official receives $5,000 pursuant to clause (i) above, he will be granted an incentive stock option to purchase not less than 5,000 shares of Sterling Common Stock. The exercise price for the incentive stock option to be granted pursuant to this clause
                                    (ii) shall be the closing price per share of Sterling Common Stock on the Nasdaq National Market on the date of grant. The date of grant shall be the Effective Time of the merger. The options shall vest 25% per annum over a period of four years, shall have a term of 10 years and shall otherwise be subject to the terms and conditions of Sterling's 1994 Incentive Stock Option Plan.

         3. Non-Competition. The Key Company Official acknowledges that in the course of his employment with Lone Star and/or its subsidiaries, he has become familiar with certain proprietary information of Lone Star which is being acquired by Sterling. The Key Company Official acknowledges that in the course of his future employment with the Sterling Entities (as herein defined), he will be provided access to and become familiar with the trade secrets and proprietary information of the Sterling Entities including, without limitation, the Confidential Information (as herein defined). In consideration for the payments set forth above and other valuable consideration to be received by the Key Company Official in connection with the Merger, the Key Company Official covenants and agrees that from the Closing Date and for the Applicable Period (as hereinafter defined) after the Closing Date, he shall not:

                  (a) directly or indirectly, own, manage, operate, control, invest or acquire an equity interest in any entity located or conducting business in Harris County, Texas or any of its contiguous counties (the "Territory") which competes with the business currently conducted by Sterling, Sterling Bancorporation, Inc., Sterling Bank, the Merger Sub, Lone Star, Lone Star Bank or any of their respective Affiliates (each, a "Sterling Entity," and together, the "Sterling Entities");

                  (b) engage in or carry on, either directly or indirectly, whether for himself or as an employee, officer, director, agent, consultant proprietor, partner, stockholder, member, joint venturer, investor, or other paid participant in any business within the Territory which competes with the business currently conducted by any Sterling Entity;

                  (c) request any customer or borrower of any Sterling Entity or any other person which has a business relationship with any Sterling Entity to curtail, cancel, or otherwise discontinue its business or relationship with any such Sterling Entity; or

                  (d) directly or indirectly denigrate or in any manner undertake to discredit any of the Sterling Entities or any person or operation associated with any Sterling Entity.

         Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Key Company Official from owning not more than one percent (1%) of any corporation the securities of which are traded on a national securities market and which is engaged in a business which is in competition with any Sterling Entity.

         4. Non-Solicitation. From the Closing Date and for the Applicable Period after the Closing Date, the Key Company Official covenants and agrees not to directly or indirectly solicit the employment of the executive officers or key employees of the Sterling Entities; provided, however, that this Agreement shall not prohibit (a) any advertisement or general solicitation that is not specifically targeted at such officers or employees, or (b) soliciting the employment of any such officer or employee who has been terminated by any Sterling Entity.

         5. Confidentiality. From the Closing Date and for the Applicable Period after the Closing Date, the Key Company Official shall not disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person other than a Sterling Entity, any Confidential Information (as defined below). The Key Company Official shall have no obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law, judicial or governmental order or other legal process; provided, however, that in the event such disclosure is required, the Key Company Official shall, to the extent reasonably practicable, provide Sterling with reasonably prompt notice of such requirement, so that Sterling may seek an appropriate protective order or waive compliance with this provision with respect to such disclosure. For purposes of this Agreement, "Confidential Information" shall mean any confidential information with respect to the conduct or details of the business of Sterling and any Sterling Entity including, without limitation, information relating to its commercial and retail banking services, mortgage banking services, commercial and consumer loans, merchant credit card services, its methods of operation, customer and borrower lists, customer account information, deposits, outstanding loans, products (existing and proposed), prices, fees, costs, plans, technology, inventions, trade secrets, know-how, software, marketing methods, policies, personnel, suppliers, competitors, markets or other specialized information or propriety matters of the Sterling Entities. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure by the Key Company Official in violation of this Agreement.

         6. Applicable Period.

                  (a) The Applicable Period shall commence upon the Closing Date and shall end on either:

                  (i) the later of (A) three years following the Closing Date or (B) one year following the effective date of the termination of the Key Company Official's employment by any Sterling Entity if such termination is the result of the Key Company Official's resignation or other voluntary termination of employment; or

                  (ii) the later of (A) two years following the Closing Date or (B) one year following the effective date of the termination of the Key Company Official's employment if he is terminated by any Sterling Entity for "Cause" (as herein defined); or

                  (iii) if any Sterling Entity terminates the employment of the Key Company Official for any reason other than for Cause, then the Applicable Period shall terminate immediately.

                  (b) For purposes of this Agreement "Cause" shall mean (A) serious intentional misconduct on the part of the Key Company Official; (B) fraud, misappropriation or embezzlement related to any of the Sterling Entities on the part of the Key Company Official; (C) the conviction of the Key Company Official of any felony or crime involving moral turpitude; (D) the willful and continued failure by the Key Company Official to perform substantially the Key Company Official's duties on behalf of any Sterling Entity, other than any such failure resulting from the Key Company Official's incapacity due to physical or mental illness, which failure continues unabated after a demand for substantial performance is delivered to the Key Company Official by Sterling or other applicable Sterling Entity that specifically identifies the manner in which the Key Company Official has not substantially performed the Key Company Official's duties. For purposes of this paragraph, any act or failure to act on the Key Company Official's part shall be considered "willful" if done or omitted to be done by the Key Company Official otherwise than in good faith and without reasonable belief that the Key Company Official's action or omission was in the best interest of the Sterling Entities.


         7. Other Agreements.

                  (a) Subject to the immediately following sentence, the parties to this Agreement further agree that to the extent the restrictive covenants contained in Sections 3, 4 or 5 should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction, then the parties shall consider this Agreement to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which such restrictive covenant is so held to be void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. The parties to this Agreement further agree that to the extent any of the foregoing restrictive covenants should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall consider such covenant to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other jurisdictions or political subdivisions thereof, such covenant shall remain in full force and effect as originally written.

                  (b) The Key Company Official acknowledges that each of the restrictions set forth in Sections 3, 4 and 5 is reasonable as to duration and geographic scope.

                  (c) The Key Company Official understands that the Sterling Entities will not have an adequate remedy at law for the breach or threatened breach by the Key Company Official of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, Sterling may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the Key Company Official from the breach or threatened breach of such covenants.

         8. Termination. In addition to the provisions of Section 6(a)(iii) above, this Agreement shall terminate and be of no further force and effect upon the occurrence of the following:

                  (a) the termination of the Merger Agreement pursuant to its terms prior to the consummation of the transactions contemplated thereby, or

                  (b) a Change of Control of Sterling.

         For purposes of this Agreement, a "Change of Control" occurs when any "person," or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total outstanding common stock of Sterling.

         9. Notice. Any notice, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person to such party or parties or by a nationally recognized overnight service. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of the Key Company Official shall be as follows:


                  -------------------------------
                  -------------------------------
                  -------------------------------

The address of Sterling and any Sterling Entity shall be:

                  Sterling Bancshares, Inc.
                  15000 Northwest Freeway
                  Houston, Texas  77040
                  Attn: President

         Sterling shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days written notice to the Key Company Official. The Key Company Official shall have the right from time to time and at any time to change his address and shall have the right to specify as his address any other address by giving at least ten (10) days written notice to Sterling.

         10. Controlling Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (without giving effect to conflicts of laws principles thereof).

         11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. The Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         12. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

         13. Benefit and Burden; Assignment. This Agreement may not be assigned by either party without the consent of the other party hereto. This Agreement shall be binding upon, and inure to benefit of, any permitted successors and assigns.

         14. Voluntary Agreement. The Key Company Official acknowledges that he has been given an opportunity to review the terms of this Agreement, that he has been given an opportunity to consult with counsel, or determined that such consultation is not required, and that he has executed this Agreement voluntarily.

         15. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

         EXECUTED to be effective as of the date first above written.

                              STERLING BANCSHARES, INC.



                              By:
                                 -----------------------------------------------
                              Name:  J. Downey Bridgwater
                              Title:   President

                              KEY COMPANY OFFICIAL


                              --------------------------------------------------
                              Printed Name:

                                                                         ANNEX B

                              AFFILIATE LETTER FOR
                  AFFILIATES OF LONE STAR BANCORPORATION, INC.

                              _______________, 2001

STERLING BANCSHARES, INC.
15000 Northwest Freeway
Houston, Texas 77040


Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Lone Star Bancorporation, Inc., a Texas corporation (the "Company"), as the term "Affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules And Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 1, 2001 (the "Merger Agreement"), by and among Sterling Bancshares, Inc., a Texas corporation ("Sterling"), and the Company, the Company will be merged with and into a to-be-formed subsidiary of Sterling. Capitalized terms used but not defined herein shall have the same meanings given to them in the Merger Agreement unless otherwise defined herein.

         As a result of the Merger, I will receive shares (the "Shares") of common stock, par value $1.00 per share, of Sterling ("Sterling Common Stock") in exchange for shares owned by me of common stock, par value $1.00 per share of the Company ("Company Common Stock").

         I represent, warrant and covenant to Sterling that with respect to any of the Shares:

         1. I shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

         2. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

         3. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the shareholders of the Company, (a) I may be deemed to have been an affiliate of the Company and
(b) distribution by me of the Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of any of the Shares issued to me in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (y) such sale, transfer or other disposition has been registered under the Act, or (z) in the opinion of counsel reasonably acceptable to Sterling, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

         4. I understand that Sterling is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         5. I understand that there will be placed on the certificates for the Shares issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES."

         6. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to an effective registration statement under the Act, Sterling reserves the right to place the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         7. From and after the date that is 30 days prior to the Effective Time (as defined in the Agreement) I will not offer to sell, sell or otherwise dispose of, or in any other way reduce my risk relative to, any shares of Sterling Common Stock in any case until an earnings statement containing at least 30 days of post-Merger combined financial results of Sterling and the Company has been issued in a manner satisfying the requirements of Commission Accounting Release No. 135.

         8. I will not take or fail to take any action reasonably likely to cause the Merger not to (i) qualify as a tax-free reorganization under Section 368 of the Code, or (ii) be treated as a poolings of interest for accounting purposes.

         9. I further understand and agree that my representations, warranties, covenants and agreements set forth herein are for the benefit of Sterling, the Company and the Surviving Corporation (as defined in the Agreement) and will be relied upon by such entities and their respective counsel and accountants.

         10. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                                Very truly yours,



                                                --------------------------------
                                                Name:



Agreed and accepted this _____ day of
_________________, 2001 by

STERLING BANCSHARES, INC.

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------

                                                                         ANNEX C

                                RELEASE AGREEMENT

         THIS RELEASE AGREEMENT ("Release") dated the _____ day of ___________, 2001, is executed by the undersigned (the "Releasor") and delivered to Lone Star Bancorporation, Inc., a Texas corporation (the "Company"), Lone Star Bancorporation of Delaware, Inc., a Delaware corporation ("LS Bancorporation"), Lone Star Bank ("Lone Star Bank") and Sterling Bancshares, Inc., a Texas corporation, ("Sterling").

         WHEREAS, Sterling and the Company have entered into that certain Agreement and Plan of Merger dated as of March 1, 2001 (the "Merger Agreement") pursuant to which Sterling shall acquire the Company through the merger of the Company with a to-be-formed subsidiary of Sterling (the "Merger Sub");

         WHEREAS, Sterling has required as a condition to such acquisition and the consummation of the merger (the "Merger") that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries, including LS Bancorporation and Lone Star Bank.

         NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:

         Section 1. RELEASE. The Releasor, on his own behalf and on behalf of his heirs, executors, administrators, agents, successors and assigns (collectively, the "Releasor Persons") hereby irrevocably and unconditionally releases, waives and forever discharges the Company, LS Bancorporation, Lone Star Bank, Sterling and Merger Sub and their respective predecessors, parents, subsidiaries, affiliates and other related entities, and all of their respective past, present and future officers, directors, stockholders, affiliates, agents, representatives, successors and assigns, other than the Releasor and any Releasor Persons (collectively, the "Released Parties") from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known and unknown, in law or equity (each a "Claim" and collectively, the "Claims") relating to, arising out of or in connection with the Company, LS Bancorporation, Lone Star Bank, their respective businesses and/or assets, including any Claims arising of or resulting from the Releasor's status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of the Company, LS Bancorporation, and/or Lone Star Bank, for all periods through the time immediately prior to the Effective Time; provided, however, that neither the Company, LS Bancorporation nor Lone Star Bank shall be released from any of their respective obligations or liabilities to the undersigned Releasor (i) in respect of accrued and deferred compensation permitted by any agreement with the Company, LS Bancorporation, Lone Star Bank or any other subsidiaries which have been expressly scheduled and made a part of the Merger Agreement and (ii) as to rights of indemnification pursuant to Section 8.09 of the Merger Agreement and the articles or certificate of incorporation and bylaws of the Company, LS Bancorporation, Lone Star Bank and their respective subsidiaries.

         The Releasor hereby represents and warrants that in his capacity as a director, officer, employee or security holder of the Company, LS
Bancorporation, Lone Star Bank and/or their respective subsidiaries, as applicable, the Releasor has no knowledge of any claims that the Releasor may have against the Released Parties.

         This Release shall terminate upon termination of the Merger Agreement pursuant to the terms thereof but shall otherwise survive the consummation of the Merger.

         Section. 2. SUCCESSORS. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective predecessors, parents, subsidiaries, affiliates and other related parties and shall inure to the benefit of the Released Parties and their respective successors and assigns.

         Section 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of Texas, without giving effect to any principles of contract of law.

         Section 4. COUNTERPARTS. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

         Section 5. MODIFICATION. This Release may be modified only by written instrument executed by the undersigned, the Company, LS Bancorporation, Lone Star Bank and Sterling.

         IN WITNESS WHEREOF, the undersigned Releasor has executed this Release effective as of the date first above written.



                                                     ---------------------------
                                                     Signature

                                                     ---------------------------
                                                     Printed Name


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